Prospectus Supplement No. 6                    Filed Pursuant to Rule 424(b)(3)
dated January 13, 1998                               Registration No. 333-33421
(to Prospectus dated August 28, 1997)


                            IXC COMMUNICATIONS, INC.
        1,400,000 SHARES OF 7-1/4% CONVERTIBLE PREFERRED STOCK DUE 2007 (LIQUIDATION PREFERENCE $100 PER SHARE) AND THE SHARES OF COMMON STOCK INTO
         WHICH THE PREFERRED STOCK IS CONVERTIBLE AND 97,481 ADDITIONAL
                             SHARES OF COMMON STOCK


        This Prospectus Supplement supplements information contained in that certain Prospectus dated August 28, 1997, as supplemented by Prospectus Supplement No. 1 dated September 10, 1997, Prospectus Supplement No. 2 dated September 24, 1997, Prospectus Supplement No. 3 dated October 7, 1997, Prospectus Supplement No. 4 dated November 12, 1997 and Prospectus Supplement No. 5 dated December 19, 1997 (collectively, the "Prospectus") relating to the offer and sale by (i) the Convertible Preferred Selling Holders of (a) up to 1,400,000 shares of 7-1/4% Junior Convertible Preferred Stock Due 2007, par value $0.01 per share (the "Convertible Preferred Stock"), of IXC Communications, Inc., a Delaware corporation (the "Company") and (b) the shares of common stock, par value $0.01 per share (the "Common Stock") of the Company (including any shares of Common Stock resulting from an adjustment to the conversion price of the Convertible Preferred Stock pursuant to the antidilution provisions of the Certificate of Designation governing the Convertible Preferred Stock) issuable upon conversion thereof and (ii) the Telecom One Selling Holders of 97,481 shares of Common Stock. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

        The following table supplements the information set forth in the Prospectus under the heading "Selling Holders -- Convertible Preferred Selling Holders" with respect to certain Convertible Preferred Selling Holders and the number of shares of Convertible Preferred Stock beneficially owned by such Convertible Preferred Selling Holders that may be offered and sold pursuant to the Prospectus, as supplemented, to add the following number of shares, with respect to the following Convertible Preferred Selling Holder previously listed in Prospectus Supplement No. 1 and Prospectus Supplement No. 5, to the table set forth in the Prospectus:

                                                NUMBER OF SHARES OF CONVERTIBLE
    CONVERTIBLE PREFERRED SELLING HOLDERS                PREFERRED STOCK
---------------------------------------------   -------------------------------
Credit Suisse First Boston Corporation .................................. 5,101

        Because the Convertible Preferred Selling Holders listed above and in the Prospectus under the caption "Selling Holders -- Convertible Preferred Selling Holders" may, pursuant to the Prospectus, as supplemented, offer all or some portion of the Convertible Preferred Stock, no estimate can be given as to the amount of Convertible Preferred Stock that will be held by the Convertible Preferred Selling Holders upon termination of any such sales.

         Furthermore, the Convertible Preferred Selling Holders identified in the table set forth in the Prospectus under the caption "Selling Holders" in the Prospectus may have sold, transferred or otherwise disposed of all or a portion of their Convertible Preferred Stock or Common Stock since the date on which they provided the Company with information regarding their Convertible Preferred Stock or Common Stock, and the Company has not made any independent inquiries as to the foregoing.

        Unless otherwise noted, all information provided in this Prospectus Supplement is as of January 13, 1998.